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                                                                  EXHIBIT 5.1

                             OPINION AND CONSENT OF COUNSEL

                                   BONDY & SCHLOSS LLP
                                   6 EAST 43RD STREET
                                   NEW YORK, NY  10017



                                        February 2, 1998




Leading Edge Packaging, Inc.
350 Fifth Avenue
Suite 3922
New York, NY 10118

Ladies and Gentlemen:

     This opinion and consent is provided to you in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Leading Edge Packaging, Inc. (the "Company") to be filed under the Securities Act of 1933, as amended, relating to an offering of up to 312,500 shares of the Company's Common Stock (the "Common Stock") issuable upon the exercise of options granted under the Company's 1996 Incentive Stock Option Plan and the Company's 1997 Associate Stock Option Plan (collectively, the "Plans").

     It is our opinion that the shares of Common Stock are validly authorized and, when such shares have been delivered against payment therefor as contemplated under the Plans, such shares will be validly issued, fully paid, and non-assessable.

     We know that this opinion will be filed as Exhibit 5.1 to the Registration Statement and consent to such filing.

                                        Very truly yours,



                                        BONDY & SCHLOSS LLP